SETTLEMENT AGREEMENT

This Settlement Agreement dated the 15th day of March 2024 is between Chen Wei Wen Kelvin of 102 Jalan Simpang Bedok Canary Park Singapore 488221 (referred to as "the Creditor") of the one part and EUDA Health Holdings Limited, a company incorporated in the British Virgin Islands and having its registered office at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Island (hereinafter referred to as "the Debtor") of the other part.

WHEREAS:

(A) The Creditor has a claim against the Debtor for the sum of S$283,644.84 ("the Claim") for his employment as the Chief Executive Officer of the Debtor.

(B) The Debtor has requested the Creditor to convert his Claim into shares in the capital of the Debtor ("EUDA Shares"), ranking pari passu with all the other issued shares of the Debtor and the Creditor has agreed on the terms and conditions hereinafter appearing.

NOW IT IS AGREED as follows:

1. In consideration of the mutual promises herein and the payment of US$1.00 by the Debtor to the Creditor (the adequacy and receipt of which is acknowledged by the Debtor), the parties agree as follows :

   (a) the Claim is equal to US$212,483.96 (which is at approximately at a USD/SGD exchange rate of 1.33;

   (b) the Debtor hereby agrees to pay the Creditor the said sum of US$ US$212,483.96 by issuing and allotting to the Creditor 166,653 new EUDA Shares.

2. Upon the Creditor receiving the 166,653 EUDA Shares, the Creditor shall release and forever discharge the Debtor of the Claim.

3. Time shall be of the essence.

4. This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to each party hereto shall constitute one and the same Agreement. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original. This Agreement shall come into force on the date stated at the beginning and shall continue in force from such date notwithstanding the execution of this Agreement by the Parties on different date(s).

5. This Agreement shall be governed by, and construed in accordance with, the laws of Singapore. Each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Courts of Singapore for all purposes in relation to this Agreement and waives any objection on the ground of venue or forum non conveniens or on similar grounds.

IN WITNESS whereof the parties have hereunto set their hands to this Settlement Agreement.

SIGNED by Chen Wei Wen Kelvin)
in the presence of:)

SIGNED by Chen Wei Wen Kelvin)
for and on behalf of)
EUDA Health Holdings Limited)
in the presence of:)